Exhibit 99.1

INTERLEUKIN GENETICS APPOINTS LEWIS H. BENDER AS

CHIEF EXECUTIVE OFFICER

WALTHAM, MA — January 23, 2008 - Interleukin Genetics, Inc. (AMEX:ILI) announced today that it has appointed Lewis H. Bender as Chief Executive Officer.  Mr. Bender will assume his duties at Interleukin on January 23, 2008.    The Company expects to add Mr. Bender to its Board of Directors prior to the Board’s next regularly scheduled meeting.  Thomas R. Curran, Jr., who served as interim CEO since July 2007, will continue to serve as a member of Interleukin’s Board of Directors.

Previously, Mr. Bender was Chief Technology Officer and interim Chief Executive Officer of Emisphere Technologies, Inc, a biopharmaceutical company.  He has over 15 years of biotechnology industry experience and held several senior executive positions within Emisphere including Senior Vice President of Business Development and Vice President of Manufacturing, prior to becoming the interim CEO of Emisphere.

“Lew brings Interleukin the kind of leadership and in depth industry experience needed to grow the business,” said James Weaver, Chairman of the Board.  “His extensive background in business development, technology management and the creation of value-added partnerships with leading companies across the pharma sector will be important assets as our company moves forward.  The Board and I look forward to working closely with Lewis as we expand Interleukin’s business and build on our leadership in the personalized health marketplace.  I also want to thank Tom Curran for his incredible efforts as interim CEO and we look forward to his continued leadership as a member of the Board.”

“I am very excited about this opportunity to join Interleukin Genetics.” said Mr. Bender. “Personalized medicine is the future for the healthcare industry.  Interleukin’s  scientific expertise in risk assessment, genetic testing and product development is well advanced and our research programs have the potential to create substantial value in important therapeutic areas.  A critical, immediate objective will be to increase sales of existing tests and consumer products, continue to advance our pipeline of new tests with our academic collaborators and form new partnerships with pharmaceutical or biotechnology companies for more effective patient treatment.”

While at Emisphere, Mr. Bender was responsible for the initiation and negotiation of all collaborations, strategic alliances, joint ventures and licenses involving use of Emisphere’s technology.  He was responsible for the establishment of an international joint venture with Elan Corporation and he was the lead negotiator for significant license agreements with Eli Lilly, Novartis Pharma AG, and Roche Pharmaceuticals.  During his career, Mr. Bender concluded over 60 research collaboration agreements with pharmaceutical and biotechnology companies.

In his role as Chief Technology Officer of Emisphere, Mr. Bender was responsible for managing the technical operations of the company.  He has authored several published articles on the business and strategic aspects of licensing and partnering for technologies in pharmaceutical product development.

Prior to joining Emisphere, Mr. Bender was the general manager of the specialty chemicals division of Metalor SA, in Neuchatel, Switzerland.  In addition, he held the position of production planning specialist for pharmaceutical manufacturing at Roche Pharmaceuticals in Basel, Switzerland.

Mr. Bender received both a Bachelor of Science degree and Master of Science degree in Chemical Engineering from the Massachusetts Institute of Technology (MIT).  He also has earned a Masters of Arts in International Studies from the University of Pennsylvania, and an MBA from the Wharton Business School, also at UPENN.

About Interleukin

Interleukin Genetics, Inc. (AMEX: ILI) is a genetics-focused personalized health company that develops preventive consumer products and genetic tests for sale to the emerging personalized health market.  Focused on the future of health and medicine, Interleukin uses its leading genetics research and scientific capabilities to develop and test innovative preventive and therapeutic products.  Interleukin currently offers an array of Nutraceuticals and OTCeuticals®, including Ginkoba®, Ginsana® and Venastat® which are sold at the nation’s largest food, drug and mass retailers, and has commercialized genetic tests for periodontal disease risk assessment, cardiovascular risk assessment, and general nutrition assessment. Interleukin is headquartered in Waltham, MA. For more information about Interleukin and its ongoing programs, please visit www.ilgenetics.com.

Certain statements contained herein are “forward-looking” statements including statements regarding our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns and our ability to make progress in advancing our core technologies. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the risk of market acceptance of our products, the risk of technology and product obsolescence, delays in product development, the performance of our commercial partners, the availability of adequate capital, the actions of our competitors and other competitive risks, and those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2006 as amended, filed with the Securities and Exchange Commission, our quarterly reports on Form 10-Q and other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.

For Interleukin Genetics:
Paul Voegelin (781) 398-0700

Additional Contacts for Media / Investors:
Erin Duggan (212) 445-8238, Weber Shandwick
Rich Tauberman (201) 964-2408, Financial Relations Board